NEWS RELEASE

              First Chester County Corporation Reports Earnings for
                               Third Quarter 2006

West Chester,  PA. - October 25, 2006 - First Chester County  Corporation  (OTC:
FCEC), parent company of First National Bank of Chester County (the "Bank"), announced third quarter net income of $1.86 million for the three-months ended
September  30,  2006  compared  to  $1.84  million  for the  three-months  ended
September 30, 2005. Basic and diluted earnings per share for the three months ended September 30, 2006 and September 30, 2005 remained the same at $0.36 and $0.35, respectively. Net income for the nine-months ended September 30, 2006 was $5.8 million, an increase of 47% or $1.9 million when compared to the same period in 2005. Basic earnings per share for the nine months ended September 30, 2006 and 2005 were $1.12 and $.77, respectively. Diluted earnings per share for the nine months ended September 30, 2006 and 2005 were $1.10 and $.75, respectively.

The increase in net income for the third quarter 2006 in comparison to the third quarter of 2005, was primarily the result of an increase in net interest income, a decrease in the provision for loan losses, offset by an increase in non-interest expense and an increase in income tax expense.

"The banking industry continues to deal with a challenging interest rate environment in the face of a flattened yield curve and increased competitive pricing strategies. First Chester County Corporation's loan and deposit growth as well as net interest margin have been impacted by this environment. We remain confident in the economic vitality of Chester County and are continuing our strategic growth plans through the offering of new and enhanced products and services, entering new markets, and dedicated focus on the entire client relationship as we strive toward our vision of Big Picture Banking," said John
A. Featherman, III, First National's Chairman and CEO.

During the three and nine-months ended September 30, 2006, interest income benefited from continued growth in the loan portfolio and from increases in interest rates on the variable portion of the loan portfolio. This increase in interest income was partially offset by an increase in net interest expense attributable to an overall rise in the cost of funds. Gross loans and leases grew 2% or $14.7 million from $664.7 million at September 30, 2005, to $679.4 million at September 30, 2006.

During the three and nine-months ended September 30, 2006, the Corporation recorded $0 and $3 thousand provision for loan losses respectively, compared to a $311 thousand and a $1.3 million provision for loan losses for the same periods in 2005. Management continues to focus on asset quality. The percentage of non-accrual loans to gross loans was 1.26% at September 30, 2006 as compared to 1.23% and 1.26% at September 30, 2005 and December 31, 2005, respectively. The allowance for loan losses as a percentage of loans at September 30, 2006 was 1.20% compared to 1.22% and 1.22% at September 30, 2005 and December 31, 2005, respectively.

The increase in non-interest expense was primarily due to higher salaries and employee benefits expense due to the adoption of a new performance-based incentive program in 2006.

"In addition to investments in bringing on new team members, we have established a new performance-based incentive program to motivate employees and increase their efforts to outperform while focusing on meeting the client's needs. The program directly supports achieving our corporate goals, such as increased profit and customer loyalty," said Kevin C. Quinn, First National's President.

Total assets grew 3.0% or $25 million from $837.6 million at September 30, 2005, to $862.7 million at September 30, 2006, and deposits increased 3.8% or $26.3 million from $689.3 million to $715.6 million for the same period. Total assets increased $17.1 million or 2.0% from December 31, 2005 and total deposits increased $19.5 million or 2.8% for the same period. Gross loans and leases increased $15.1 million or 2.3% for the nine-month period ended September 30, 2006 from December 31, 2005.

The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

All per share data has been adjusted for the 10% stock dividend declared April 19, 2005. Please refer to the attached financial data for further details.

This  release  may  contain  forward-looking  statements  within the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,182,288 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

                        First Chester County Corporation
                       SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA                           SEPTEMBER 30,     DECEMBER 31,
                                                2006       2005         2005
                                                ------------------- ------------

Total assets                                    $862,651   $837,630     $845,534
Gross loans and leases                           679,399    664,731      664,276
Allowance for loan & lease losses                  8,174      8,079        8,123
Total investment securities                      101,638    101,071       97,088
Deposits                                         715,569    689,259      696,097
Shareholders equity                               63,577     57,022       58,677
Average assets                                   868,309    842,596      825,956
Average equity                                    62,473     56,877       56,692
Non-accrual loans                                  8,559      8,204        8,358
Financial Management Services
  Assets under management & custody *            544,643    589,757      561,030


STATEMENT OF INCOME                                THREE MONTHS ENDED SEPTEMBER 30,  NINE MONTHS ENDED SEPTEMBER 30,
-------------------
                                                           2006         2005             2006         2005
                                                   --------------------------------  -------------------------------

Interest income                                        $  13,473    $  11,592        $  38,796     $  32,502
Interest expense                                           5,422        3,756           14,447         9,422
                                                           -----        -----           ------         -----

     Net interest income                                   8,051        7,836           24,349        23,080

Provision for loan losses                                     --          311                3         1,322
                                                              --          ---                -         -----

     Net interest  income  after
      provision for loan losses                            8,051        7,525           24,346        21,758

  Trust and Investment  Services revenue                     836          844            2,545         2,428
  Service charges on deposit accounts                        530          483            1,489         1,434
  Net (losses) gains on sales of Investment securities        --          (2)             (80)            58
  Operating lease rental income                              292          257              838           729
  Gains on sale of premises and other real-estate owned       --           --               19           (7)
  Net gains on the sales of residential mortgages             95          118              261           312
  Other                                                      576          585            1,799         1,768
                                                             ---          ---            -----         -----

       Non-interest income                                 2,329        2,285            6,871         6,722
                                                           -----        -----            -----         -----

  Salaries and employee benefits                           4,284        3,756           12,810        11,937
  Occupancy, equipment, and data processing                1,322        1,397            4,082         4,188
  Depreciation expense on operating leases                   240          226              713           638
  Bank shares tax                                            139           82              566           402
  Professional services                                      515          629            1,418         1,990
  Other                                                    1,202        1,323            3,473         3,999
                                                           -----        -----            -----         -----

       Non-interest  expense                               7,702        7,413           23,062        23,154
                                                           -----        -----           ------        ------

     Income before income taxes                            2,678        2,397            8,155         5,326
                                                           -----        -----            -----         -----

Income Taxes                                                 822          554            2,371         1,393
                                                             ---          ---            -----         -----

     Net Income                                        $   1,856        1,843        $   5,784     $   3,933
                                                       =========        =====        =========     =========


PER SHARE DATA **

Net income per share (Basic)                           $    0.36    $    0.36        $    1.12     $    0.77
Net income per share (Diluted)                         $    0.35    $    0.35        $    1.10     $    0.75
Cash divided declared                                  $  0.1350    $  0.1300        $  0.4050     $  0.4025
Book value                                             $   12.27    $   11.10        $   12.27     $   11.10
Average bid/ask                                        $   21.83    $   18.68        $   21.83     $   18.68
Basic weighted average shares outstanding              5,175,519    5,114,517        5,152,905     5,083,311
Diluted Weighted Average Shares                        5,263,900    5,209,347        5,244,369     5,226,232

* These assets are managed by the Trust & Investment Services Division of the Bank and are not assets of the Bank or the Corporation.

** All per share data has been adjusted for the 10% stock dividend declared on April 19, 2005.